================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                            SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)240.14a-12

                             Allegheny Energy, Inc.
--------------------------------------------------------------------------------
             (Name of the Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

     Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:
         2) Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         4) Proposed maximum aggregate value of transaction:
         5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid:
         2) Form, Schedule or Registration Statement No.:
         3) Filing Party:
         4) Date Filed:

================================================================================

[LOGO] ALLEGHENY ENERGY, INC.


                           Notice of Annual Meeting
                                of Stockholders
                           to be held on May 9, 2002
                              and Proxy Statement

                         [LOGO] ALLEGHENY ENERGY, INC.
                             10435 Downsville Pike
                          Hagerstown, Maryland 21740

                                                                  April 8, 2002

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALLEGHENY ENERGY, INC. will be held in the Basildon Room, Third Floor, The
Waldorf=Astoria, 301 Park Avenue, New York, N.Y., on Thursday, May 9, 2002 at 9:30 a.m., New York time, for the following purposes:

   (1) To elect three directors to hold office until 2005 and until their successors are duly elected and qualified;

   (2) To approve the appointment of independent accountants;

   (3) If presented, to consider and vote upon a shareholder proposal regarding "poison pills";

   (4) If presented, to consider and vote upon a shareholder proposal regarding "global warming";

   (5) If presented, to consider and vote upon a shareholder proposal regarding "audit services";

   (6) If presented, to consider and vote upon a shareholder proposal regarding "reincorporation" of the corporation;

   (7) If presented, to consider and vote upon a shareholder proposal regarding "EEOC information";

   (8) If presented, to consider and vote upon a shareholder proposal regarding "golden parachutes";

   (9) If presented, to consider and vote upon a shareholder proposal regarding "annual election of directors"; and

   (10) To transact such other business as may properly come before the meeting or any adjournment thereof.

   Holders of record at the close of business on April 1, 2002 will be entitled to vote at the meeting.

                                          By Order of the Board of Directors,

                                          MARLEEN L. BROOKS
                                          Secretary

                                PROXY STATEMENT

   Proxies in the form enclosed are solicited by the Board of Directors of Allegheny Energy, Inc. (the Company), 10435 Downsville Pike, Hagerstown, Maryland 21740, for the Annual Meeting of Stockholders to be held on May 9, 2002. The proxy card provided each stockholder by the Company covers the total number of shares registered in his or her name and, in the case of participants in the Company's Dividend Reinvestment and Stock Purchase Plan, the shares held for his or her account under the Plan. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date, or by voting in person at the meeting.

   At the close of business on April 1, 2002, which is the record date for stockholders entitled to vote at the meeting, there were outstanding 125,482,259 shares of Common Stock, each entitled to one vote. In elections of directors, each holder entitled to vote is entitled to as many votes as shall equal the number of shares held multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. There are no conditions precedent to the exercise of such cumulative voting rights.

   The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum. The affirmative vote of a majority of all the votes cast is required for the election of each director. The affirmative vote of a majority of all the votes cast is required for approval of the appointment of PricewaterhouseCoopers LLP as independent accountants and for the seven proposals. Abstentions are counted only for purposes of determining whether a quorum is present. Broker nonvotes are not treated as votes.

   The approximate date on which the proxy statement and form of proxy are first being sent or given to stockholders is April 8, 2002. The Annual Report for 2001 is being mailed to stockholders together with the proxy statement and form of proxy.

ELECTION OF DIRECTORS

   As a result of the passage of Maryland legislation affecting corporate governance of companies incorporated in the state, on July 15, 1999, the Company's Board of Directors by resolution amended the Company's Articles of Incorporation, which amendment was filed with the Maryland State Department of Assessments and Taxation on July 20, 1999, adding provisions that, among other things, divided the Board of Directors into three classes, with each class serving a three-year term and one class being elected each year. The current Board of nine members now consists of Classes I, II and III with three members each. The term of office of the Class III directors expires this year. Therefore, this is the only class of directors standing for election this year. The term of Class I directors ends in 2003 and of Class II directors in 2004. At this and future annual meetings of the stockholders, the successors to the class of directors whose term expires that year will be elected for a three-year term. The Board met seven times in 2001.

   The proxies received, unless marked to the contrary, will be voted for the election of the following persons, who are now directors of the Company and are the nominees of the Board of Directors at this election. The Board of Directors does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders reserve the right to name another person of their choice.

Director, Principal Occupation,                                                                       Director
Other Directorships,                                                                                   of the
Business Experience, and 2001 Company                                                                 Company
Board and Committee Meetings Attendance                                                           Age  Since
---------------------------------------                                                           --- --------

Nominees for Election for the Class of Directors Whose Term Expires in 2005

FRANK A. METZ, JR. (2)(3)(4c)                                                                     68    1984
  Retired. Director of Solutia Inc. Formerly, Senior Vice President, Finance and Planning and
  Director of International Business Machines Corporation and Director of Monsanto Company
  and Norrell Corporation.
  Attendance: 21 of 23

ALAN J. NOIA (2c)(3)(5)                                                                           55    1994
  Chairman of the Board, President, and Chief Executive Officer of the Company and of
  Allegheny Energy Service Corporation and Chairman and Chief Executive Officer of the
  Company's other principal subsidiaries. Director, Edison Electric Institute (EEI), EPRI
  (Electric Power Research Institute), Southeastern Electric Exchange, Inc., and Association of
  Edison Illuminating Companies. Formerly, President and Chief Operating Officer of the
  Company and President of The Potomac Edison Company.
  Attendance: 23 of 23

STEVEN H. RICE (1c)(2)(3)(5)                                                                      58    1986
  Attorney and Bank Consultant. Formerly, Director of LaJolla Bank and LaJolla Bancorp, Inc.;
  President, LaJolla Bank, Northeast Region; President and Chief Executive Officer of
  Stamford Federal Savings Bank; President of The Seamen's Bank for Savings; and Director of
  the Royal Insurance Group, Inc.
  Attendance: 31 of 31

The Directors whose terms continue are as follows:

Directors Whose Terms Expire in 2003
WENDELL F. HOLLAND (1)(5)                                                                         50    1994
  Of Counsel, Obermayer, Rebmann, Maxwell & Hippel LLP; Director of Rosemont College
  (Pennsylvania) and Director of Bryn Mawr Bank Corporation. Formerly, Vice President,
  American International Water Services Company; of Counsel, Law Firm of Reed, Smith,
  Shaw & McClay; Partner, Law Firm of LeBoeuf, Lamb, Greene & MacRae; and
  Commissioner of the Pennsylvania Public Utility Commission.
  Attendance: 17 of 18

GUNNAR E. SARSTEN (4)(5c)                                                                         65    1992
  Consulting Professional Engineer. Formerly, President and Chief Operating Officer of
  Morrison Knudsen Corporation; President and Chief Executive Officer of United Engineers &
  Constructors International, Inc.; and Deputy Chairman of the Third District Federal Reserve
  Bank in Philadelphia.
  Attendance: 20 of 20
LEWIS B. CAMPBELL (4)                                                                             55    2000
  Chairman, President and Chief Executive Officer of Textron Inc.; Director, Bristol-Myers
  Squibb Company; Chairman of the Business Roundtable's Health and Retirement Task Force;
  and member of the Board of Visitors, Fuqua School of Business at Duke University.
  Formerly, Vice President of General Motors Corporation and General Manager of its GMC
  Truck Division.
  Attendance: 13 of 14

Director, Principal Occupation,                                                                      Director
Other Directorships,                                                                                  of the
Business Experience, and 2001 Company                                                                Company
Board and Committee Meetings Attendance                                                          Age  Since
---------------------------------------                                                          --- --------

Directors Whose Terms Expire in 2004

ELEANOR BAUM (1)(3c)(4)                                                                          62    1988
  Dean of The Albert Nerken School of Engineering of The Cooper Union for the Advancement
  of Science and Art. Director of Avnet, Inc. and United States Trust Company. Chair of the
  Engineering Workforce Commission; a fellow of the Institute of Electrical and Electronic
  Engineers; and Past Chairman of the Board of Governors, New York Academy of Sciences.
  Formerly, President of the Accreditation Board for Engineering and Technology and President
  of the American Society for Engineering Education.
  Attendance: 21 of 22

JAMES J. HOECKER (1)(6)                                                                          56    2001
  Partner, Swidler Berlin Shereff Friedman, LLP. Board of Trustees, Northland College
  (Wisconsin). Formerly, Commissioner and Chairman of the Federal Energy Regulatory
  Commission; Partner, Keck, Mahin & Cate. Of Counsel, Jones, Day, Reavis & Pogue.
  Attendance: 8 of 8

TED J. KLEISNER (7)                                                                              57    2001
  President, CSX Hotels, Inc. d/b/a The Greenbrier; President, The Greenbrier Resort
  Management Company; Director, Hershey Entertainment and Resorts Company, Discover the
  Real West Virginia Foundation, Forward Southern West Virginia, West Virginia Chamber of
  Commerce, the West Virginia Foundation for Independent Colleges, the West Virginia
  Roundtable, the American Hotel and Lodging Association, the Greenbrier Valley Economic
  Development Authority, and the Daniels College of Business at the University of Denver.
  Member of the Board of Trustees for the Virginia Episcopal School and the Culinary Institute
  of America.
  Attendance: 1 of 1

--------
(1) Member of Audit Committee.
(2) Member of Executive Committee.
(3) Member of Finance Committee.
(4) Member of Management Review and Director Affairs Committee.
(5) Member of New Business Committee.
(6) Mr. Hoecker was elected on July 12, 2001.
(7) Mr. Kleisner was elected on October 4, 2001.
(c) Current committee Chairman.

COMPENSATION OF DIRECTORS

   Until December 6, 2001, each of the directors was also a director of the following subsidiaries of the Company: Monongahela Power Company, The Potomac Edison Company, West Penn Power Company, and Allegheny Energy Service Corporation (Allegheny companies). On December 6, 2001, Mrs. Baum and Messrs. Campbell, Hoecker, Holland, Kleisner, Metz, Rice and Sarsten resigned as directors of Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company.

   In 2001, directors who were not officers or employees (outside directors) received for all services to the Company and Allegheny companies (a) $22,000 in retainer fees, (b) $1,000 for each committee meeting attended, and (c) $250 for attendance at each Board meeting of the Company, Monongahela, Potomac Edison, and West Penn. In 2002, following the resignation of the outside directors from the Boards of Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company on December 6, 2001, the meeting fee will increase from $250 to $1000 for each meeting of the Board of Directors of the Company.

   The Chairperson of each committee, other than the Executive Committee, receives an additional fee of $4,000 per year. Under an unfunded deferred compensation plan, an outside director may elect to defer receipt of all or part of his or her director's fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments, or, upon authorization by the Board of Directors, in a lump sum. In addition to the foregoing compensation, the outside directors of the Company receive an annual retainer of $12,000 worth of Common Stock. Further, a Deferred Stock Unit Plan for Outside Directors provides for a lump sum payment (payable at the director's election in one or more installments, including interest thereon equivalent to the dividend yield) to directors calculated by reference to the price of the Company's Common Stock. Outside directors who serve at least five years on the Board and leave at or after age 65, or upon death, or disability, or as otherwise directed by the Board, will receive such payments. In 2001, the Company credited each outside director's account with 350 deferred stock units; the number will increase to 375 in 2002.

CERTAIN RELATED TRANSACTIONS

   In 2001, the law firm Swidler Berlin Shereff Friedman, LLP performed legal services for Allegheny Energy companies. Mr. Hoecker, a Director of Allegheny Energy, Inc. and Allegheny Energy Service Corporation, is a partner at Swidler Berlin Shereff Friedman, LLP.

COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors currently appoints the following committees: Audit, Executive, Finance, Management Review and Director Affairs, and New Business.

   Audit Committee. Mr. Steven H. Rice (Chairman), Mrs. Eleanor Baum, and Messrs. James J. Hoecker and Wendell F. Holland. Mrs. Baum was appointed to the Audit Committee effective March 1, 2001, and Mr. Rice was appointed Chairman effective May 10, 2001. Mr. Hoecker was appointed to the Audit Committee effective July 18, 2001. The Audit Committee, which is made up of outside directors only, makes recommendations to the Board with respect to auditing matters, including the employment of independent accountants and the handling of the annual audit of the books and accounts of the Company and its subsidiaries. The Audit Committee met six times in 2001.

   Executive Committee. Messrs. Alan J. Noia (Chairman), Frank A. Metz, Jr., and Steven H. Rice. The Executive Committee has, with certain exceptions, all the powers of the Board when the Board is not in session. Five meetings were held in 2001.

   Finance Committee. Mrs. Eleanor Baum (Chairman), and Messrs. Frank A. Metz, Jr., Alan J. Noia and Steven H. Rice. The Finance Committee reviews and makes recommendations to the Board with respect to financing, short-term borrowing policies, pension risk management, proposals for mergers, and acquisition of other companies and properties. It met four times in 2001.

   Management Review and Director Affairs Committee. Mr. Frank A. Metz, Jr. (Chairman), Mrs. Eleanor Baum, and Messrs. Lewis B. Campbell and Gunnar E. Sarsten. Mr. Steven H. Rice was a member of the Management Review and Director Affairs Committee until May 10, 2001. The Management Review and Director Affairs Committee, which is made up of outside directors only, makes recommendations to the Board on certain matters concerning directors and officers, including compensation and management succession. This Committee serves also as the nominating committee for directors. It met seven times in 2001.

   New Business Committee. Messrs. Gunnar E. Sarsten (Chairman), Wendell F. Holland, Alan J. Noia, and Steven H. Rice. The New Business Committee reviews and makes recommendations to the Board with respect to the entry of the Company into new businesses and with respect to proposed budgets, business plans, and investments. It met five times in 2001.

   Three Special Committees were formed during 2001. Effective March 23, 2001, a Special Committee was formed to advise, counsel and otherwise assist the Chairman of the Board of Directors in the selection of a candidate to fill the position of Chief Financial Officer of the Company and its subsidiaries. Messrs. Alan J. Noia (Chairman), Phillip E. Lint (who retired May 10, 2001), Steven H. Rice and Gunnar E. Sarsten were appointed to this Special Committee, which met once and was dissolved effective May 1, 2001. A Special Pricing Committee was formed, effective April 20, 2001, to exercise authority granted by the Board of Directors concerning the issuance of shares of Common Stock of the Company in April 2001. Messrs. Noia and Rice were appointed members of the Pricing Committee, which met once in 2001. A Special Committee was formed effective December 6, 2001 to exercise authority granted by the Board to approve the final terms, conditions and structure of a lease/leaseback transaction for Hatfield's Ferry Power Station, the general conditions of which have previously been reviewed and approved by the Board. Mrs. Baum, as Chairman of the Finance Committee, and Mr. Noia were appointed members of the Special Committee, which has not met.

                         REPORT OF THE AUDIT COMMITTEE

   The Board of Directors maintains an Audit Committee, composed of four of the Company's outside directors. The Board of Directors has determined in their business judgment that the Audit Committee's composition satisfies the rules of the New York Stock Exchange that govern Audit Committee composition, including the requirement that Audit Committee members all be independent and financially literate. The Board of Directors has adopted a written charter for the Audit Committee.

   Management has the primary responsibility for financial statements and the reporting process, including internal controls. The Audit Committee assists the Board in its oversight of internal controls, financial statements and the audit process. The Audit Committee has reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of the disclosures.

   In view of the public debate about corporate financial reporting policies and practices and the issue of auditor independence, the Committee intends to reexamine its policies and practices to ensure that it continues to fully comply with changing legal and regulatory requirements and to address the concerns of the investing public.

   The Audit Committee has reviewed with the Director, Audit Services and PricewaterhouseCoopers LLP, the Company's independent accountants, the overall scope and plans for their respective audits and has met with the Director, Audit Services and PricewaterhouseCoopers, with and without management present, to discuss audit results, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee has also reviewed PricewaterhouseCoopers' judgments as to the quality, and not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on

Auditing Standards No. 61. The Audit Committee has also discussed with PricewaterhouseCoopers its independence from management and from the Company, including the matters in the written fee disclosures below and its letter required by the Independence Standards Board, Standard No. 1. The Audit Committee has considered whether the provision of the services described below is compatible with maintaining the principal accountant's independence.

   In reliance on the discussions and reviews described above and subject to the considerations discussed below, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

   The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

   The Audit Committee is recommending, subject to shareholder approval, the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year 2002.

                                                 STEVEN H. RICE, Chairman
                                                 ELEANOR BAUM
                                                 JAMES J. HOECKER
                                                 WENDELL F. HOLLAND

AUDIT FEES

   Fees and expenses for the fiscal year 2001 audit and the quarterly reviews were $1,477,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

   During 2001, PricewaterhouseCoopers LLP through its management consulting services unit participated in a Company financial system design and implementation project to replace the general ledger system and billed $8,129,000 in fees and expenses for such work. PricewaterhouseCoopers was chosen by the Company following review of proposals from seven firms, evaluation of references, and consideration of consulting team members depth of knowledge and experience relative to the project requirements. Allegheny made all project-related management and operating decisions on this project. The system was successfully implemented on schedule and below budget during the first quarter of 2002.

   While the Company believes provision of these consulting services worked satisfactorily, the recent public debate on auditor independence has raised particular concerns about certain types of services that audit firms have been providing to their audit clients. In recognition of these shareholder and regulator concerns, the Company has determined that it will no longer use PricewaterhouseCoopers for new financial system design and implementation projects.

ALL OTHER FEES

   Aggregate fees and expenses billed for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2001 were $4,195,000. These services include, among other things, reviews of registration statements for sales of securities and preparation of related comfort letters, carve-out financial statement audits, tax planning and compliance, and actuarial services.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   Upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants for the Company to audit its consolidated financial statements for 2002 and to perform other audit related services. Before any services are provided, however, they require review and approval by the Audit Committee.

   The Board has directed that the appointment of PricewaterhouseCoopers be submitted to the stockholders for approval. If the stockholders should not approve, the Audit Committee and the Board would reconsider the appointment. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to make a statement if they wish and to answer questions.

   The Board of Directors recommends a vote "FOR" the approval of the appointment of PricewaterhouseCoopers LLP as independent accountants and will so vote proxies received that do not otherwise specify.

                             SHAREHOLDER PROPOSALS

   The following proposals, reproduced verbatim, have been submitted by shareholders for inclusion in this proxy statement.

   The names and addresses of the shareholders submitting the proposals, as well as the number of shares held, will be furnished by Allegheny Energy either orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

   A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. A proposal will be approved if it is introduced and voted on at the meeting and it receives the affirmative vote of a majority of all the votes cast on the matter.

SHAREHOLDER PROPOSAL REGARDING "POISON PILLS"

                 SHAREHOLDER VOTE ON POISON PILLS, Proposal 3
           THIS TOPIC WON 55% ALLEGHENY ENERGY SHAREHOLDER APPROVAL
                          AT THE 2001 ANNUAL MEETING

   RESOLVED:
Allegheny Energy, Inc. shareholders request a shareholder vote be required to maintain or adopt a poison pill.

   This includes, but is not limited to the poison pill that was ordered enacted by the directors WITHOUT SHAREHOLDER APPROVAL shortly before the May 2000 annual shareholder meeting. Once enacted it is requested this proposal not be amended, modified or repealed, except by a shareholder vote as a separate ballot item.

WHY REQUIRE A SHAREHOLDER VOTE TO ADOPT OR MAINTAIN A POISON PILL?

..  The poison pill injures shareholders by limiting management accountability and thus adversely affects shareholder value.
     Power and Accountability
     By Nell Minow and Robert Monks

.. The records of Allegheny Energy show that this proposal topic by this same proponent, John Chevedden, Redondo Beach, Calif. won more than 55% of the yes-no shareholder vote at the May 2001 annual meeting.

..  The Council of Institutional Investors (http://www.cii.org/) recommends:
  Shareholder approval of all poison pills.
  Allegheny Energy is 45%-owned by institutional investors.

                NEGATIVE EFFECTS OF POISON PILLS ON STOCK VALUE
A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.

   A study by Professor John Pound of Harvard's Corporate Research Project found higher corporate performance when there was no poison pill.

   Given the undeniably undemocratic way in which poison pills have been adopted, many institutional investors believe poison pills should be voted on by shareholders.

   At a minimum, many institutional investors believe that shareholders should have the right to vote on the need of such a powerful tool, which can entrench existing management. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate.

   THIS ONE PROPOSAL FOR SHAREHOLDER VOTE ON POISON PILLS IS PARTICULARLY IMPORTANT CONSIDERING THE REVERSALS IN CORPORATE GOVERNANCE STANDARDS ORDERED BY THE DIRECTORS WITHOUT SHAREHOLDER APPROVAL:

1) The directors ordered a poison pill enacted in March 2000 to increase the board's power in comparison to shareholders in deciding whether to accept a profitable bid for the company.

2) Directors are now entrenched with 3-year terms replacing the traditional one-year term. Directors ordered this in July 1999.

(In response to the directors' 3-year term entrenchment rule, the records of Allegheny Energy show that the shareholder proposal to return to one-year terms, by John J. Gilbert, New York City, won more than 54% approval at the May 2001 annual meeting.)

   The right for a shareholder vote on poison pills will avoid further concentration of power in the directors who have thus restricted the rights of shareholders in 1999 and 2000.

           ADOPT PROPOSAL THAT WON 55% ALLEGHENY ENERGY SHAREHOLDER
                      APPROVAL AT THE 2001 ANNUAL MEETING
                       SHAREHOLDER VOTE ON POISON PILLS
                                   YES ON 3

                          END OF SHAREHOLDER PROPOSAL

   Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

   The Board of Directors adopted the Company's Shareholder Protection Rights Agreement in March 2000, in order to protect the Company's shareholders against abusive takeover tactics and to ensure that each shareholder is treated fairly in any transaction involving an acquisition of control of the Company. Plans similar to the Company's Rights Agreement have been adopted by more than 1,700 U.S. corporations, including about half of the Fortune 500 companies and an increasing number of publicly traded utility companies. The Board believes that the continuation of the Rights Agreement is in the best interest of the Company and its shareholders.

   The purpose of the Rights Agreement is to strengthen the Board's ability, in the exercise of its duties, to protect and maximize the value of shareholders' investment in the Company in the event of an attempt to acquire control of the Company. The Rights Agreement is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price, nor is it intended as a deterrent to a shareholder's initiation of a proxy contest. The plan is designed, instead, to encourage any potential acquirer to negotiate directly with the Board, which the Company believes is in the best position to evaluate the adequacy and fairness of proposed offers on behalf of shareholders, and to protect shareholders against abusive tactics during a takeover process, such as an offer that would not treat all shareholders fairly and equally. The Rights Agreement should not interfere with a transaction that is in the best interests of Allegheny Energy and its shareholders, because the rights can be redeemed prior to a triggering event for $0.01 per Right. The overriding objective of the Board in adopting the Rights Agreement was, and continues to be, the preservation and maximization of the Company's value for all shareholders. The recent stock market volatility makes it all the more important that the Board maintain its ability to pursue this objective.
   The Board believes that the adoption of a Rights Agreement is appropriately within the scope of responsibilities of the Board of Directors, acting on behalf of all shareholders. The adoption of such an agreement accords with the Board's responsibilities for the management of the Company's affairs and the issuance of securities and does not require shareholder approval under Maryland corporation law or the rules of the New York Stock Exchange. Redeeming the Rights would remove an important tool that the Board should have for the protection of shareholders. The Board therefore believes that any decision to redeem the Rights should be made in the context of a specific acquisition proposal.

   Accordingly, the Board of Directors recommends a vote AGAINST the above proposal.

SHAREHOLDER PROPOSAL CO-SPONSORED BY THREE ORGANIZATIONS REGARDING "GLOBAL WARMING"

WHEREAS:

.. The Environmental Protection Agency has stated that electricity generation is responsible for 40% of man-made carbon dioxide, the leading greenhouse gas, as well as 25% of nitrous oxides, 67% of sulfur dioxide, and 34% of mercury emitted annually nationwide. (2000)

.. The Intergovernmental Panel on Climate Change has found "new and stronger evidence that most of the warming observed over the last 50 years is attributed to human activity." (2001)

..  Growing evidence indicates that environmental damage from fossil fuel burning will be major and worldwide. Threats include (IPCC, 2001):
      . increases, in some geographic areas, in droughts, floods, landslides, intense storms, heat waves and incidences of water-borne (cholera) and vector-borne diseases (malaria);
      . widespread increase in the risk of floods inundating the homes of tens of millions of people, resulting in an increased drowning, disease and, in developing countries, hunger and malnutrition;
         and
      . irreversible damage to vulnerable ecosystems, with increased risk of extinction of some more vulnerable species and a loss of biodiversity.

.. In July 2001, 178 nations signed the Bonn agreement, requiring industrialized nations to reduce greenhouse emissions to 5.2% less than 1990 levels, by 2008. (Wall Street Journal, 7/24/01)

.. Companies with top-rated environmental records are faring significantly better financially than those with worse records. From 1997-2000, they had 3.53% higher annual returns on investment than a broader universe of companies and 7.80% higher annual returns than companies with low-rated environmental records. (QED International, 2001) Between 1998-2000, "the stock price of the more environmentally friendly top half outperformed the bottom half by ... 17.2% in U.S. petroleum and 12.4% in U.S. electric utilities." (Barrons, 8/6/01)

..  Addressing the President, 39 top religious leaders have written, "... global warming is a scientific fact .... More investment in renewable energy and fuel efficiency is now a moral imperative, especially because these are technologically feasible and economically viable." (National Council of Churches, 5/21/01)

.. We believe that good stewardship of our resources requires that we reduce polluting emissions when possible and prudent.

RESOLVED: that the Board of Directors report (at reasonable cost and omitting proprietary information), to shareholders on the greenhouse gas emissions from our company's own operations and services, including steps the company can take to reduce emissions of greenhouse gases substantially; recommendations for steps the electric utility industry can take to collectively reduce emissions of greenhouse gases substantially; plans to link company revenue to reducing cost through efficient service rather than increasing electricity sales; and plans, if any, to support energy-efficient appliance standards and strong energy codes for residential and commercial buildings at the state and federal levels.

                             Supporting Statement

   The Intergovernmental Panel on Climate Change has found that the world must reduce its carbon fuel emissions significantly to re-stabilize the climate. We believe this will require the Company's support of (a) increasing energy-efficient appliance standards; (b) asking DOE not to roll back the increased federal energy-efficiency standard; and (c) strong energy codes for residential and commercial buildings.

                          END OF SHAREHOLDER PROPOSAL

   Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

   As discussed in detail below, the Company has taken numerous voluntary, precautionary steps to address the issue of global climate change. Many uncertainties remain in the global climate change debate, including the relative contributions of human activities and natural processes, the extremely high potential costs of extensive mitigation efforts, and the significant economic and social disruptions which may result from a large-scale reduction in the use of fossil fuels. Still, the Company has taken the initiative to move forward in addressing climate change by undertaking its own voluntary program and will continue to explore cost-effective opportunities to improve efficiency and performance.

   The Company participates in an active climate-related research program and is responsive to the voluntary guidelines suggested in the national Energy Policy Act of 1992 under Section 1605(b) directed toward reducing, controlling, avoiding and sequestering greenhouse gases. Since initiating this program in 1995, the Company has reported its annual emissions publicly and documented projects to reduce emissions. The Company has taken many concrete steps to reduce greenhouse gases and help stimulate a business climate that encourages improved efficiency, performance, electrical loss reductions, and cost effectiveness:

  . Allegheny signed a Memorandum of Understanding with the U.S. Department of Energy in 1995 to participate in the Climate Challenge. As part of this agreement, Allegheny supports the Climate Challenge Initiatives in cooperation with other utilities through Edison Electric Institute (EEI). These initiatives include the Envirotech Investment Fund, a venture capital fund for promising electrotechnologies and renewable energy technologies in which Allegheny has invested $3.11 million; and the Geothermal Heat Pump Consortium, International Utility Efficiency Partnership, and Utility Forest Carbon Management Initiatives.

  . The Company spends about $2 million annually on in-house research projects intended to improve efficiency, reliability and cost effectiveness. Research results to date in these areas have contributed positively to applications of new technology, operating efficiencies, reduced electrical losses, and emission reductions. In addition, Allegheny supports EPRI (Electric Power Research Institute), which funds about $10 million per year of climate-related research.

  . In Pennsylvania, under West Penn Power Company's restructuring plan, the Company has invested $11 million in a fund to promote the development and use of renewable energy; $8 million per year in a program for weatherization and other community action programs; $4 million to provide low income and rural households with the opportunity for clean and renewable energy sources including a solar water heater and photovoltaic program as part of a low income energy pilot program; and established a net metering rider to install and operate renewable energy generation.

  . At Limestone Run in Pennsylvania, we launched a pilot project to demonstrate the feasibility of revegetating strip-mined land for carbon sequestration, which is the absorption of carbon dioxide by trees and vegetation to reduce its concentration in the atmosphere. The Company has additional plans to apply this concept at a site in West Virginia to evaluate potential water quality benefits in addition to carbon sequestration.
  . The Company has partnered with the U. S. Department of Energy (DOE) at the Albright and Willow Island Power Stations to demonstrate the concept of biomass co-firing, which uses wood wastes such as sawdust to replace part of the coal burned at these plants and reduce emissions including greenhouse gases. Through these commercial-scale demonstrations, this concept is being evaluated as one way to provide low-cost renewable energy resources.

  . In another DOE project at the Company's Mitchell Power Station, Allegheny and a team of industrial partners will construct and operate a pilot plant using flue gas from this coal-fired power generating station to test technology that will reduce various air emissions from the plant including carbon dioxide emissions.

  . Through these and other activities, Allegheny has reduced its annual emissions of greenhouse gases by the equivalent of 1.8 million tons of carbon dioxide per year.

   Allegheny Energy is pursuing a growth strategy to become a successful national energy supplier by maximizing and expanding the efficient, low-cost assets in its generating fleet. In expanding this fleet, the Company has adopted a fuel diversification strategy that includes an expanded role for natural gas-fired facilities. Allegheny Energy recognizes the value of coal as a fuel source and remains committed to its use for sound economic and environmental reasons. However, as the generating fleet expands, other fuels, including natural gas, oil and also other sources of energy such as scrap tires, biomass (wood wastes), and wind will be investigated to help supply customer demand while achieving economic and environmental objectives. It is expected that future changes in the fuel mix for Allegheny's generation portfolio will reduce the "greenhouse gas intensity" of power plant emissions and can play a role in meeting future emissions reductions proposals such as the one put forward by the Bush Administration in February 2002.

   Allegheny Energy conducts operations in an environmentally responsible manner to protect our customers, the Company, and future generations. We fulfill our commitment to environmental compliance and strive for environmental leadership and stewardship in the communities where we live and serve by maintaining a corporate culture that recognizes environmental compliance, leadership, and stewardship as measurable goals. Allegheny is committed to environmental stewardship and the research needed to provide answers to difficult compliance problems. Allegheny also continues to be one of the most efficient providers of low cost electricity in America.

   Most recently this environmental commitment was demonstrated in February 2002 when the Allegheny Energy companies took a major step in preserving the unique plant and animal species in West Virginia's Canaan Valley by selling 12,000 acres of land to the U.S. Fish & Wildlife Service (USFWS). The land will be used to expand the Canaan Valley National Wildlife Refuge. Preservation of this property will also have long-term carbon sequestration benefits.

   In summary, Allegheny Energy is participating in a variety of voluntary programs to reduce emissions of greenhouse gases. The Company believes that it has taken prudent, adequate, and balanced steps to protect the environment, consumers, shareholders, and the national interest in energy security and will continue to do so. The Company, therefore, believes no substantial purpose would be served by preparation of the further report requested by this proposal.

    Accordingly, the Board of Directors recommends a vote AGAINST the above proposal.

SHAREHOLDER PROPOSAL REGARDING "AUDITOR FEES"

Resolved, that the shareholders of Allegheny Energy, Inc. ("Company") request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide non-audit services to our Company.

Statement of Support: The role of independent auditors in ensuring the integrity of the financial statements of public corporations is fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

Independent auditors have an important public trust. Investors must be able to rely on issuers' financial statements. It is the auditor's opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor's opinion and will be far less likely to invest in that public company's securities. (Division of Corporate Finance, Staff Legal Bulletin #14, 7/13/01) ("Bulletin #14")

It is critically important to the integrity of the auditing process and the confidence of investors that those firms performing audits for public corporations avoid business relationships that might compromise their independence or raise the perception of compromised judgment. At the heart of the challenge to auditor independence is the growing level of business and financial relationships developing between audit firms and their clients. Bulletin #14 identifies these growing business relationships that threaten auditor independence:

Accounting firms have woven an increasingly complex web of business and financial relationships with their audit clients. The nature of the non-audit services that accounting firms provide to their audit clients has changed, and the revenues from these services have dramatically increased.

The growth of non-audit revenues represents a trend that has been accelerating dramatically in the last several years, with non-audit fees for consulting or advisory services exceeding audit fees at many companies. Our Company is in the category of companies that pays its audit firm more for non-audit advisory services than it does for audit services. The Company's most recent proxy statement indicated that for fiscal year 2000 PricewaterhouseCoopers LLP received from the Company $770,000 for audit services and $2,216,700 for non-audit services rendered.

We believe that this financial "web of business and financial relationships" may at a minimum create the perception of a conflict of interest that could result in a lack of owner and investor confidence in the integrity of the Company's financial statements. As long-term shareowners, we believe that the best means of addressing this issue is to prohibit any audit firm retained by our Company to perform audit services from receiving payment for any non-audit services performed by the firm.

We urge your support for this resolution designed to protect the integrity of the Company's auditing and financial reporting processes.

                          END OF SHAREHOLDER PROPOSAL

   Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

   The Company believes it has been prudent in its use of PricewaterhouseCoopers for consulting and other "non-audit" services, with oversight by the Audit Committee of the Board of Directors. These engagements have been made only when two conditions are met. The first is a determination that the firm's particular expertise, coupled with its knowledge of the Company and the Company's management and financial systems, provides substantial assurance of high-quality, focused, timely, cost effective and useful results. The second is a determination that the engagement is consistent with the maintenance of auditor independence and law and regulation.

   While the Company believes this process has worked satisfactorily in the past, the recent public debate on auditor independence has raised particular concerns about certain types of services that audit firms have been providing to their audit clients. In recognition of these shareholder and regulator concerns, the Company has determined that it will no longer use PricewaterhouseCoopers for new financial system design and implementation projects. The Company believes it should retain the flexibility, subject to appropriate Audit Committee oversight, to engage PricewaterhouseCoopers for other matters.

   The Audit Committee continually monitors and evaluates the performance and independence of PricewaterhouseCoopers in both its auditing services and its non-audit services. We believe shareholder interests are best served if all qualified providers of a particular service are first considered and, if the Company's independent accountants are evaluated for a particular service as best qualified to meet the needs of the assignment, management, with Audit Committee oversight, determines whether such services can be performed in accordance with applicable Securities and Exchange Commission regulations and without impairment of the external auditors' independence. Such services, which benefit the Company, should not be precluded by a blanket prohibition such as contained in the shareholder proposal.

   A prohibition on all services other than the core audit would, in fact, be neither a desirable business practice nor in the best interests of the shareholders. Examples include services related to registration statements for the issuance of securities by the Company and other SEC filings, agreed-upon procedures for underwriters of Company securities, audits of carve-out financial statements, and compliance services. With respect to these services that are related to the issuance of securities by the Company and other SEC filings, it is not practical for the Company to use, and we believe underwriters of the Company's securities will not accept the use of, a firm other than the Company's independent auditors.

    Accordingly, the Board of Directors recommends a vote AGAINST the above proposal.

SHAREHOLDER PROPOSAL REGARDING "REINCORPORATION"

   RESOLVED, that the shareholders of Allegheny [Energy] ("Allegheny" or the "Company") urge the Board of Directors to take the measures necessary to change the Company's state of incorporation from Maryland to Delaware.

                             SUPPORTING STATEMENT

   We believe that Allegheny and its shareholders would benefit if the Company changed its jurisdiction of incorporation from Maryland to Delaware. Delaware has adopted comprehensive, flexible corporate laws which are updated to meet changing business needs and are more responsive than Maryland law to the needs of shareholders. Maryland's corporate law contains anti-takeover provisions not available under Delaware law which we believe disempower shareholders of Maryland corporation.

   For example, Maryland has a "control share acquisition statute," which provides that shares obtained in a control share acquisition (an acquisition of a certain percentage--beginning at 10%--of the voting power of a company's stock) lose their voting rights unless holders of two-thirds of the shares not acquired in the acquisition approve retention of the voting rights. Such statutes make it more difficult for a bidder to purchase a company without board approval, even if shareholders support the bid. Delaware has no such statute.

   Similarly, Maryland's corporation code gives sole discretion to the board to authorize shareholder rights plans or "poison pill," including so-called "dead hand" poison pills that, we believe, further impair shareholders' rights. Dead-hand poison pills restrict the ability of the board of directors to redeem a poison pill--and thus permit a transaction to proceed--if those directors were not the same directors who adopted the poison pill or were not nominated by the directors who adopted the poison pill. Allegheny currently has in place a poison pill and, under Maryland law, could unilaterally implement a "dead hand" feature. By contrast, dead-hand poison pills are unlawful under Delaware law.

   There is evidence that companies with stronger shareholder rights significantly outperform both companies with weaker shareholder rights and the broader market. In a 2001 study, researchers at Harvard and the University of Pennsylvania's Wharton School ranked companies using a governance index designed to measure shareholder rights, which took into account, among other things, whether a company had a poison pill or was incorporated in a state with anti-takeover laws. Companies with the strongest shareholder rights outperformed companies with the weakest shareholder rights by 8.5% per year from 1990-1999, and outperformed the broader market during that time by 3.5%.

   We urge shareholders to vote for this proposal.

                          END OF SHAREHOLDER PROPOSAL

   Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

   Your Board of Directors believes that it is in the best interests of the Company and its stockholders to remain incorporated in the State of Maryland, where it has been incorporated since 1925. In addition to the expenses involved in reincorporating to another state, which would require various regulatory approvals and amendments or waivers from contractual counterparties, incorporating under the laws of the State of Delaware would subject the Company to Delaware's annual franchise tax, which would cost the Company $150,000 each year. There is no franchise tax in Maryland.

   While the corporation statutes of Delaware and Maryland are similar in many respects, Maryland's corporate statutes have many provisions which are more protective of shareholders than Delaware's. For example, Delaware law permits prohibiting the stockholders from calling special meetings, which Maryland law does not. Maryland corporate law also provides more certainty in many areas. For instance, Maryland law requires that a director of a Maryland corporation perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with the care an ordinarily prudent person in a like position would use under similar circumstances. Delaware has no comparable statute but has developed its standards of conduct for directors through constantly evolving opinions of the Delaware courts.

   The Maryland legislature has adopted comprehensive, flexible corporate statutes which are updated to meet changing business needs and are responsive to the needs of shareholders. For example, Maryland employs a more modern standard for dividends and other distributions, permitting a corporation to make any distribution authorized by its board of directors if, after the distribution, the corporation would not be insolvent in either the "equity sense" or the "balance sheet sense." This standard, taken from the Model Business Corporation Act, has been adopted by over 25 states. Delaware still employs the old, arbitrary, par value-based test, restricting a corporation to declaring and paying dividends only out of the corporation's surplus or, if there is no surplus, out of the corporation's "net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year" (unless the capital of the corporation would become impaired thereby).

   In addition, many of the "anti-takeover" provisions of Maryland law were passed to encourage a potential acquirer to negotiate with a corporation's board of directors because the board, as the stockholders' elected representatives and with more information than any one stockholder, is in the best position to negotiate the most favorable deal on behalf of all stockholders. Nonetheless, the Maryland legislature provided for statutory mechanisms to "opt out" of the ability to take advantage of these provisions, including the "control share acquisition statute," to allow Maryland corporations even further flexibility.

   In light of the comprehensive, flexible and modern nature of the Maryland corporate law and the negative economic impact to the Company resulting from a reincorporation, your Board believes it is in the best interests of the Company and its stockholders to remain incorporated in Maryland.

    Accordingly, the Board of Directors recommends a vote AGAINST the above proposal.

SHAREHOLDER PROPOSAL REGARDING "EQUAL EMPLOYMENT OPPORTUNITY INFORMATION"

   RESOLVED: The shareholders of Allegheny Energy, Inc. ("Allegheny") request that the Board of Directors prepare a report, at reasonable cost and omitting confidential information, to be made available to shareholders by October 2002, which includes:

   1. A chart identifying the percentage of employees by gender and race in each of the nine major Equal Employment Opportunity Commission defined job categories for the previous five years;

   2. A summary description of policies and initiatives to advance equal opportunity for women and minorities into job classifications where they are found to be underutilized; and

   3. A summary of any material litigation in which the company is involved concerning race, gender, religion or the physically challenged.

                             SUPPORTING STATEMENT

   Equal employment opportunity is a key issue for shareholders. Not attending to equal employment issues affects a company's financial performance because of the costs of litigation, the potential loss of government contracts and the possible damage to corporate image.

   For example, in 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, reportedly costing the company $170 million. Texaco's public image was tarnished and the company faced a consumer boycott. Similarly, in 1996 the Wall Street Journal reported that Shoney's had posted a loss of $16.6 million in the fourth quarter of 1993 as a result of settling a racial discrimination suit for $134.5 million. In 1998 Smith Barney agreed to spend $15 million on diversity programs to settle a case brought by plaintiffs charging sexual harassment.

   I am concerned that Allegheny may face litigation alleging employment discrimination on the basis of race and/or gender and may suffer financial and reputational harm as a result. An audit of Allegheny's subsidiary West Penn Power's, affirmative action plan program for the period October 1, 1998 through September 30, 1999 showed that women and minorities were underutilized (also referred to as underrepresented) in a number of job classifications at all but two locations. Taking all locations into account, women were underrepresented in 10 of 15 EEO job groups and minorities were underrepresented in 9 of 15 groups.

   More than 150 major employers publicly report their work force diversity to their shareholders. Examples include Disney/ABC Commitment Report, USAir Affirming Workplace Diversity Report, Intel Diversity Report, Monsanto Diversity Report, and the Texaco Diversity Report. These companies and many others regularly provide reports describing diversity progress and challenges. Often companies will also include this information in their annual reports.

   We urge shareholders to vote for this proposal.

                          END OF SHAREHOLDER PROPOSAL

   Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

   Allegheny Energy is firmly committed to equal employment opportunity and is continuously engaged in steps to promote equal employment opportunity in the workplace. As we become a national energy merchant, diversity plays an important role in our growth plans.

   Allegheny Energy recognizes and values the contributions of its employees. It is their contributions that provide Allegheny with a competitive advantage. This philosophy is embedded in Company employment processes, work/life programs, community relations efforts, and all activities, behaviors, and values that make up Allegheny's culture.

   In furtherance of this philosophy, Allegheny Energy is committed to equal employment opportunity. This commitment is reflected in the following:

  . Affirmative Action Plans are written and communicated to management. The plans are designed to ensure each employment decision is fair and unbiased.

  . The Company engages in recruitment activities which include participating in job fairs at colleges and universities, posting job openings at local Job Service offices, and meeting with key minority/community leaders to inform them of opportunities and requirements. All recruiting materials and advertisements are designed to reflect the diverse nature of the workforce.

  . Allegheny Energy hosts diversity recruitment luncheons for community groups/agencies and educational institutions on a biannual basis. At each luncheon, Allegheny Energy reaffirms its commitment to recruiting, hiring, and retention practices that are fair and inclusive. Attendees are encouraged to provide feedback on how Allegheny can improve its recruiting efforts.

  . During 1998, the Company began a diversity program, which involved hiring a Diversity Manager, forming a Diversity Board which includes the Company's executive level leadership, and implementing a Diversity Council, whose role is to identify, recommend, and maintain on-going communications, information sharing and support for working relationships.

  . The Company continuously educates management on the role of diversity in staffing, and in retaining, promoting, and developing employees.

  . The Company continually measures the effectiveness of diversity efforts on all employment practices by participating in benchmarking surveys with other companies.

  . Allegheny Energy complies with federal regulations by annually submitting the EEO-1 report to the Equal Employment Opportunity Commission (EEOC). The Office of Federal Contract Compliance Programs (OFCCP) uses the information submitted in the EEO-1 to determine the need for compliance reviews and audits. The demographics of Allegheny Energy are annually reviewed by federal agencies to ensure compliance with Executive Order 11246 which prohibits discrimination in hiring or employment decisions on the basis of race, color, gender, religion, or national origin.

  . Allegheny Energy instituted a supplier diversity program in 1993. Our policy is to seek out, qualify and encourage minority-owned and women-owned enterprises in the procurement of materials, equipment, and services. Allegheny is committed to providing full opportunity to minority suppliers to compete for contracts. Since 1993, we have continued to increase the number of qualified vendors who participant in the procurement process.

   Representation of women and minorities in four of the eight job categories in which Allegheny employs workers has increased over the last several years and will continue to increase. We recognize that a sound diversity program is in the best interests of the Company and our shareholders, and we will continue to engage in activities which are meaningful and effective.

   Disclosing other information requested, without substantial supporting discussion, would not assist shareholders interests in determining Allegheny's commitment to equal employment opportunity. Further, information on cases in litigation is confidential and in order to protect the privacy of the individuals involved, will not be disclosed.

    Accordingly, the Board of Directors recommends a vote AGAINST the above proposal.

SHAREHOLDER PROPOSAL REGARDING "GOLDEN PARACHUTES"

                   8--SHAREHOLDER VOTE ON GOLDEN PARACHUTES
              This topic won 42% of Allegheny yes-no vote in 2001

Submitted by Charles B. Cook, Scottdale, PA.

Allegheny Energy shareholders request Golden Parachutes to be approved by a shareholder vote. Golden Parachutes are a lucrative bonus for management after a merger. A shareholder vote applies to golden parachutes in excess of one-year's total pay.

   Golden parachutes above one-year's pay are requested to be substantially indexed to Allegheny Energy (AYE) stock performance (and/or the merged company) compared to the Dow Jones Utilities Index for the 3 years following merger completion. This is similar to performance-based stock options.
   This includes that golden parachutes will not be given for a merger with less than 50% change in control. Or for a merger approved but not completed.

   Golden parachutes need reasonable limits
Golden parachutes may reduce the incentive to maximize shareholder value during merger negotiations: Management is guaranteed a parachute.
   Also the Allegheny 1998 management stock option plan had a potential shareholder dilution of 8%--four-times the average in Allegheny's industry peer group. This 1998 stock option plan was rejected by 30% of shareholder votes.

   In the view of certain institutional investors
Golden parachutes have the potential to:
   1)  Create the wrong incentives
   2)  Reward mis-management
A change in control can be more likely if our management does not maximize shareholder value. Golden parachutes can allow our management to walk away with millions even if shareholder value suffers during their tenure.
   Investor and media attention focused on the estimated $400 golden parachute to Sprint Chairman William Esrey in the failed merger of Sprint (FON) and MCI WorldCom. Almost $400 million would have come from the exercise of stock options that vested when the deal was approved by Sprint's shareholders.
   Another example is the $150 million golden parachute to Northrop Grumman executives after the merger with Lockheed Martin collapsed.

   Simple shareholder-friendly practices
Shareholder proposal topics may have won higher votes in recent elections if our management followed these shareholder-friendly practices in our proxy materials:
   1)  Print a proposal number at the beginning of each proposal.
   2)  Discontinue printing multiple titles for the same proposal.
   3)  Discontinue changes to the bold emphasis in proposal text.
   4)  Discontinue concealment of proposal sponsor names.

   Is the company stand supported by institutional investors?
In reviewing the management stand on this proposal topic, it may be useful to ask whether the management stand is opposed by key institutional investors and influential proxy analysts--as in previous elections. Management response statements can be a one-sided view of the proposal.

   Respected Independent Recommendations
Institutional investors have recommended this topic. For instance,
   1)  The Council of Institutional Investors
   2)  The CalPERS proxy voting guidelines
       www.calpers.governance.org/princples/domestic/us/page01.asp

                                   YES ON 8
                     SHAREHOLDER VOTE ON GOLDEN PARACHUTES
              This topic won 42% of Allegheny yes-no vote in 2001

Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

   The Company's executive compensation programs are designed to attract and retain highly qualified executives and motivate them to maximize stockholder returns. These programs, which have been developed to be competitive with compensation packages offered by other comparable employers, link a significant portion of executive compensation to performance and to total stockholder return.

   The Board of Directors oversees the compensation arrangements for the Company's officers, primarily through the Management Review and Director Affairs Committee of the Board. (See the report of the Management Review and Director Affairs Committee below.) The Board recognizes its responsibility to make executive compensation decisions in a manner it believes to be in the best interest of the Company and its stockholders.

   The Company's Change in Control contracts, one feature of the total compensation arrangements, are intended to enhance the Company's ability to attract and retain the highest quality executives. The Board believes that these executives could have pursued other employment opportunities with companies that offer similar or greater financial benefits and income security to that offered in the Company's Change in Control contracts. It would be unreasonable to expose these executives to financial risks without protection similar to what other companies would offer in the event that their positions with the Company are adversely affected by an unanticipated change in circumstances. The Change in Control contracts are also intended to keep executives focused and objective in dealing with Company matters, rather than being distracted by the personal financial effect of their actions if a situation involving potential change of control arises. With the Change in Control contracts, the Company's executives are provided with a degree of financial protection that allows them to act decisively in maximizing stockholder value.

   The Board believes the Company's Change in Control contracts, described on page 27, are appropriate to address these concerns and are comparable to similar programs at other major companies. Placing an arbitrary ceiling or restrictions on the Board's ability to provide such payments to senior executives may put the Company at a competitive disadvantage by damaging the Company's ability to attract and retain the executive talent necessary to lead the Company in an industry undergoing radical change amid an uncertain and evolving regulatory environment. Further, the Board believes the proposal would be impracticable and unfair. So-called "golden parachutes" are not paid to individuals still employed by the Company making the payments but to executives who have lost their positions due to a change in control. As a result, they have no influence over the performance of that company following their departure.

   The Management Review and Director Affairs Committee of the Board, on an ongoing basis, devotes considerable time and effort to compensation issues, including the balance to be struck among the various objectives of that program. The Board of Directors believes that it is ultimately in the stockholders' best interest that the responsibility for this ongoing process continue to be vested in the Board and that Committee, rather than being preempted and inhibited by rigid and arbitrary limitations, such as those reflected in the proposed resolution.

    Accordingly, the Board of Directors recommends a vote AGAINST the above proposal.

SHAREHOLDER PROPOSAL REGARDING "ANNUAL ELECTION OF DIRECTORS"

                      9--ANNUAL ELECTION OF EACH DIRECTOR
            This topic won 54% of the yes-no Allegheny vote in 2001

Submitted by John J. Gilbert, New York, NY.

Allegheny Energy shareholders request the Board of Directors take all necessary steps to enact annual election of each director as a bylaw. This includes that any future action on this topic be put to shareholder vote--as a separate proposal and that this proposal apply to a successor company or companies.

   The election of directors is the primary avenue for shareholders to hold management accountable for its performance.
Many institutional investors hold that electing each director annually is one of the best governance practices to ensure that our Company will be managed in the best interest of investors. Allegheny Energy is 45% owned by institutional investors.
   Institutional investors are prepared to pay an 18% premium for good corporate governance according to a McKinsey & Co. survey. Source: The Wall Street Journal. Additionally, certain institutional investors are particularly concerned about:
   1)  Our lack of annual election of each director
       Combined with
   2)  The Poison Pill that we did not approve
For some reason our directors approved both without shareholder approval. Our management is even further protected by strong antitakeover provisions under state law.
   Three-years without election could insulate directors from immediate challenge. Imagine an employee collecting pay for 3 years without a review.

   Ask our directors to account each year, for instance
Are directors spending more time on strategies such as merchant-energy spin-offs and less time on the core business of our company. The following from The Wall Street Journal could lead shareholder to question whether the Allegheny merchant-energy spinoff is diverting our directors from our core business in favor of a questionable type transaction:
   1) "The ultimate logic of these deals escapes me," said Christopher Schulz, a Spin-Of Report newsletter analyst in New York. Schulz views the transactions as simply an alternative way to refinance debt.
   2)  Shares of merchant-energy spinoff Mirant are down 43% since May 2001.
   3) "The question becomes if you're not going to be giving shareholders an uplift in value, why bother doing it [spinoff]?" said Gerald Keenan, a PriceWaterhouseCoopers energy consultant.

   Unfounded objection by our management
I believe management's stand is unfounded that annual election of each director could leave us without experienced directors. In the unlikely event that we as shareholders oust all our directors at once, such a momentous action would reflect the need for change.

   Shareholders welcome more information
Following the 54% shareholder vote in 2001. Allegheny shareholders welcome information in this proxy on the specific data that our directors and management gathered from the institutional investors and independent proxy analysis that favor this shareholder topic.

                       ANNUAL ELECTION OF EACH DIRECTOR
            This topic won 54% of the yes-no Allegheny vote in 2001
                                   YES ON 9

Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

   The Board of Directors believes that the present system of electing directors of the Company in three classes is in the best interests of the Company and its stockholders and should not be changed. This system was adopted in July 1999, pursuant to provisions of the Maryland General Corporation Law that expressly authorize the Board of Directors to take that action.

   A classified board offers important advantages to stockholders and is the method of governance used by the majority of Fortune 500 companies. The Board believes that a classified board enhances continuity and stability in the Company's management and policies since a majority of the directors at any given time will have had prior experience and familiarity with the business of the Company. This continuity and stability facilitates more effective long-term planning and is integral to increasing the Company's value to stockholders. Moreover, this continuity helps the Company attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations, and its competitive environment.

   A classified board also protects shareholders against potentially coercive takeover tactics, whereby a party attempts to acquire control on terms that do not offer the greatest value to all stockholders. Because a classified board prevents the immediate removal of directors, any person seeking to acquire control of the Company is encouraged to negotiate with the Board. This ensures the Board sufficient time to develop and consider appropriate strategy and enhances its ability to negotiate the best result for all stockholders.

   The Board understands that it should be responsive to shareholders and has taken steps to assure corporate accountability through such measures as maintaining a majority of outside directors (eight of nine) and having only outside directors on both the Audit Committee and the Management Review and Director Affairs Committee. The Board's approach to the proposed spin-off of the Allegheny Energy Supply business clearly reflects this responsiveness. The Board diligently pursued the proposed initial public offering and spin-off when market conditions indicated that those steps would enhance shareholder value. When subsequent dramatic market changes eliminated that opportunity, the Board determined not to pursue those transactions. At all times, the Board's paramount concern has been the interests of the shareholders, and it has acted throughout to further those interests.

   For the above reasons, the Board believes that the present system of a classified board should be retained, particularly in view of the dramatic changes in our industry.

    Accordingly, the Board of Directors recommends a vote AGAINST the above proposal.

            MANAGEMENT REVIEW AND DIRECTOR AFFAIRS COMMITTEE REPORT

GENERAL

   The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Review and Director Affairs Committee (the Committee) of the Company's Board of Directors.

The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval.

   The Committee continues to believe that with the advent of competition to this industry, a large portion of compensation should be included in incentive plans. For 2002, a substantial portion of total compensation will continue to be linked to corporate and business performance.

   The executive compensation program is intended to meet three objectives:

  . Create a strong link between executive compensation and total return to stockholders.

  . Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace, at expected levels of performance, but exceed median levels for performance exceeding expectations.

  . Ensure internal compensation equity--maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

   In a further effort to tie the executive compensation program to the overall success of Allegheny, stock ownership guidelines were adopted in 1999 for the executive officers. The guidelines require the Chief Executive Officer (CEO) to own stock valued at 3.5 times base salary; the business unit Presidents and Senior Vice Presidents at 1.75 times base salary; and the Vice Presidents at one times base salary. They have five years from the date of their initial appointment to meet the guidelines.

EXECUTIVE COMPENSATION PROGRAM

   The Company's executive compensation program has four components: base salary, short-term and long-term incentive awards, and stock options.

   The Company's executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic, and regulatory pressures.

   To ensure that the Company's salary structure and total compensation continue to be competitive, they are compared each year through an annual compensation survey, prepared by a leading consulting firm, with those of comparable energy companies--25 for 2001. The survey companies are part of an energy services industry database.

   In 2001, more than 60% of these survey companies are included in the Dow Jones U.S. Electric Utilities Index, to which the Company's performance is compared on page 28 of this proxy statement. This comparison involves matching Company positions, including that of the CEO, with those in the survey companies that have comparable duties and responsibilities. For 2001, the survey again indicated that the Company's executive compensation structure was below the median. This survey data became the basis for the consulting firm's recommendations as to market prices for each position and total compensation in line with the survey average for comparable positions.

Base salary:

   The base salaries of all executive officers, including the CEO, are reviewed annually by the Committee, which makes recommendations to the Board of Directors. In recommending base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the CEO including (a) a performance assessment of each executive (other than himself) based on that executive's position-specific responsibilities and a performance evaluation by his or her supervisor and (b) a specific salary recommendation for each. In determining its recommendations to the Board, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction, and financial results including total return, earnings per share, quality of earnings, dividends paid, and dividend payout ratio.

Short-term Incentive Awards:

   The Allegheny Energy Annual Incentive Plan (the Annual Incentive Plan) is designed to supplement base salaries and provide cash incentive compensation opportunities to attract, retain, and motivate a senior group of managers, including executive officers, selected by the Committee. The Annual Incentive Plan provides for establishment of individual incentive awards based on corporate performance. Corporate performance measures are based on net income available to common shareholders, achieved shareholder return, overall corporate financial results (changes in earnings per share, dividends paid per share, and dividend payout ratios), and Company performance, including competitive position. In addition, individual and departmental performance goals are set on a position specific basis for participants.

   Operating, management, or financial areas to be emphasized, as well as performance targets, are determined each year by the Committee with the recommendations of the CEO. The target awards under the 2001 Incentive Plan were determined by the Committee, and participants could earn from zero to 1 1/2 times the target award. For the 2001 Incentive Plan, the targets were $500,000 for Mr. Noia and from $120,000 to $180,000 for the other named officers. Targets for other participants were from $170,000 and lower, which are approximately 50% or less of 2001 base salary. Annual Incentive Plan awards earned are paid in the year after the year for which they are earned. Awards earned for performance in 1999, 2000 and 2001 are included in the Annual Compensation Table for those years under the column "Incentive Awards" for the individuals named therein.

Long-term Incentive Awards: Performance Shares and Stock Options

   The Allegheny Energy, Inc. Long-term Incentive Plan (the Incentive Plan) is designed as an aid in attracting and retaining individuals of outstanding ability. Awards earned are based on performance over 3-year "cycles." Fourteen executive officers of the Company and its subsidiaries were selected by the Committee to participate in Cycle VI (1999-2001), 15 in Cycle VII (2000-2002) and 17 in Cycle VIII (2001-2003). All of these cycles provide for the establishment of corporate incentive awards based on meeting specific stockholder rankings (total stockholder return ranking in the Dow Jones U.S. Electric Utilities Index).

   The Cycle VI target awards under the Performance Share Plan range from $45,000 for the named officers to $156,250 for Mr. Noia, which equate to 1,488 to 5,165 shares of stock as of January 1, 1999, the start of the performance cycle. The actual award calculated under the Plan equaled 135% of the target amount. The dollar value of such shares calculated as of December 31, 2001, including reinvested dividends, is included in the compensation table on page 24.

   The Cycle VII target awards under the Incentive Plan range from $100,000 for the named officers to $400,000 for Mr. Noia, which equate to 3,712 to 14,849 shares of stock as of January 1, 2000, the start of the performance cycle. The Cycle VIII target awards under the Incentive Plan range from $120,000 for the named officers to $500,000 for Mr. Noia, which equate to 2,490 to 10,376 shares of stock as of January 1, 2001, the start of the performance cycle. The target opportunity and the corresponding number of equivalent performance shares allocated to each named executive officer for Cycle VIII are listed in the Long-term Incentive Plan Table on page 26.

   The actual payouts will be determined in 2003 for Cycle VII and in 2004 for Cycle VIII, after completion of each cycle and determination of the actual stockholder rankings. The actual awards are paid in Company stock and can range from 0 to 200% of the targeted shares noted above.

   During 1999 and 2000, as approved by stockholders during 1998, the executive officers were granted stock options, based upon surveys of competitive grant levels for similar positions. Like performance shares, the magnitude of such awards is determined by the Committee. Stock options are granted with an exercise price equal to or greater than the fair market value of Allegheny Energy, Inc. common stock on the day of the grant, become exercisable after the expiration of a period of time (typically three years), and generally continue to be exercisable until ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Allegheny Energy, Inc. common stock occurs over a specified number of years.

   For Mr. Noia, the Committee developed salary and Annual Incentive Plan award recommendations for the Board's consideration. The base salary recommendation was based upon the Committee's evaluation of his performance as CEO and of his responsibilities in the context of the Company's overall financial and operating performance, including the factors described in the next sentence. The Annual Incentive Plan recommendation was based primarily on 2001 corporate financial results, including total shareholder return, changes in earnings per share, dividends paid per share, and dividend payout ratios; the overall quality of service rendered to customers; and overall Allegheny Energy performance, including competitive position. Mr. Noia's 2001 total compensation reflected the Committee's evaluation of his performance as CEO and the described overall results.

   Section 162(m) of the Internal Revenue Code generally limits to $1 million the corporate deduction for compensation paid to executive officers named in the proxy statement, unless certain requirements are met. This Committee has carefully considered the effect of this tax code provision on the current executive compensation program. At this time, Allegheny's deduction for officer compensation is not limited by the provisions of Section 162(m). The Committee intends to take actions with respect to the executive compensation program, if necessary, to preserve the corporate tax deduction for executive compensation paid.

   No current member of the Management Review and Director Affairs Committee is or ever was an employee of the Company or any of its subsidiaries.

                                          FRANK A. METZ, JR., Chairman
                                          ELEANOR BAUM
                                          LEWIS B. CAMPBELL
                                          GUNNAR E. SARSTEN

Executive Compensation

   During 2001, and for 2000 and 1999, the annual compensation paid by the Company and its subsidiaries directly or indirectly to the Chief Executive Officer and each of the four most highly paid executive officers of the Company whose cash compensation exceeded $100,000 for services in all capacities to the Company and its subsidiaries was as follows:

                                     Annual Compensation           Long-Term Compensation
                                   ----------------------- --------------------------------------
                                                           Performance
                                                 Incentive Share Plan    Number      All Other
Name and Principal Position        Year  Salary  Award(s)  Payout (b)  of Options Compensation(c)
---------------------------        ---- -------- --------- ----------- ---------- ---------------
ALAN J. NOIA                       2001 $700,000 $562,500    $256,636     --         $ 11,371
 Chairman, President, Chief        2000  600,000  600,000     729,810   100,000        10,861
 Executive Officer, and            1999  575,000  312,500     260,183   190,000       112,350
 Director of the Company and
 Allegheny Energy Service
 Corporation. Chairman of the
 Board of the Company's other
 principal subsidiaries.

MICHAEL P. MORRELL                 2001 $300,000 $170,700    $106,761     --         $  7,358
 Senior Vice President of the      2000  270,000  304,400     278,022    50,000        25,345
 Company and Allegheny             1999  260,000  156,000      96,154    66,000        27,592
 Energy Service Corporation.
 Vice President and Director of
 the Company's other principal
 subsidiaries.

JAY S. PIFER                       2001 $285,000 $191,300    $ 98,548     --         $  7,640
 Senior Vice President of the      2000  270,000  185,900     264,121    50,000         9,221
 Company and Allegheny             1999  255,000  146,400      96,154    66,000         7,073
 Energy Service Corporation.
 President and Director of the
 Company's other principal
 subsidiaries.

RICHARD J. GAGLIARDI               2001 $255,000 $138,400    $ 73,911     --         $  7,151
 Vice President of the             2000  225,000  166,100     222,418    30,000         7,007
 Company and Allegheny             1999  210,000  113,400      79,186    52,000        14,713
 Energy Service Corporation
 and of certain of the
 Company's other subsidiaries.

THOMAS K. HENDERSON                2001 $245,000 $123,500    $ 73,911     --         $  7,284
 Vice President and General        2000  225,000  140,500     194,615    30,000         6,931
 Counsel of Allegheny              1999  210,000  104,400      67,874    52,000        10,060
 Energy, Inc., Vice President
 of Allegheny Energy Service
 Corporation and of certain of the
 Company's other subsidiaries.

--------
(a) Incentive awards (primarily Annual Incentive Plan awards) are based upon performance in the year in which the figure appears but are paid in the following year. The Annual Incentive Plan will be continued for 2002.

(b) In 1994, the Board of Directors of the Company implemented a Performance Share Plan (the "Plan") for senior officers of the Company and its subsidiaries which was approved by the shareholders of the Company at the annual meeting in May 1994. A fourth plan cycle began on January 1, 1997, and ended on December 31, 1999. The figure shown for 1999 represents the dollar value paid in 2000 to each of the named executives who participated in Cycle IV. In 1998, the Board of Directors of the Company implemented a new Long-term Incentive Plan, which was approved by the Company's shareholders at the annual meeting in 1998. A fifth cycle (the first three-year performance period of this plan) began on January 1, 1998, and ended on December 31, 2000. The figures shown for 2000 represent the dollar value paid in 2000 to each of the named executives who participated in Cycle V. A sixth cycle began on January 1, 1999, and ended on December 31, 2001. The figures shown for 2001 represent the dollar value paid in 2001 to each of the named executives who participated in Cycle VI. A seventh cycle began on January 1, 2000, and will end on December 31, 2002. An eighth cycle began on January 1, 2001, and will end on December 31, 2003. After completion of each cycle, Company stock may be paid if performance criteria have been met.

(c) The figures in this column include the present value of the executives' cash value at retirement attributable to the current year's premium payment for both the Executive Life Insurance and Secured Benefit Plans (based upon the premium, future valued to retirement, using the policy internal rate of return minus the corporation's premium payment), as well as the premium paid for the basic group life insurance program plan and the contribution for the Employee Stock Ownership and Savings Plan (ESOSP) established as a non-contributory stock ownership plan for all eligible employees effective January 1, 1976, and amended in 1984 to include a savings program.

        Effective January 1, 1992, the basic group life insurance provided employees was reduced from two times salary during employment, which reduced to one times salary after five years in retirement, to a new plan which provides one times salary until retirement and $25,000 thereafter. Some executive officers and other senior managers remain under the prior plan. In order to pay for this insurance for these executives, during 1992 insurance was purchased on the lives of each of them, except Mr. Morrell, who is not covered by this plan. Effective January 1, 1993, Allegheny started to provide funds to pay for the future benefits due under the supplemental retirement plan (SERP). To do this, Allegheny purchased, during 1993, life insurance on the lives of the covered executives. The premium costs of both policies plus a factor for the use of the money are returned to Allegheny at the earlier of (a) death of the insured or (b) the later of age 65 or 10 years from the date of the policy's inception. Under the ESOSP for 2001, all eligible employees may elect to have from 2% to 12% of their compensation contributed to the Plan as pre-tax contributions and an additional 1% to 6% as post-tax contributions. Employees direct the investment of these contributions into one or more of 11 available funds. Fifty percent of the pre-tax contributions up to 6% of compensation are matched with common stock of the Company. For 2001, the maximum amount of any employee's compensation that may be used in these computations is $170,000. Employees' interest in the ESOSP vest immediately. Their pre-tax contributions may be withdrawn only upon meeting certain financial hardship requirements or upon termination of employment. For 2001, the figure shown includes amounts representing (a) the aggregate of life insurance premiums and dollar value of the benefit to the executive officer of the remainder of the premium paid on the Group Life Insurance program and the Executive Life Insurance and Secured Benefit Plans, and (b) ESOSP contributions respectively, as follows:
                  Mr. Noia $6,784 and $4,587; Mr. Morrell $2,682 and $4,676;
                  Mr. Pifer $2,540 and $5,100; Mr. Gagliardi $2,634 and $4,517
                  and Mr. Henderson $2,184 and $5,100 respectively.

                ALLEGHENY ENERGY, INC. LONG-TERM INCENTIVE PLAN
                      SHARES AWARDED IN LAST FISCAL YEAR
                                 (CYCLE VIII)


                                                    Estimated Future Payouts
                                                  -----------------------------
                                     Performance  Threshold  Target    Maximum
                                     Period Until Number of Number of Number of
 Name                                   Payout     Shares    Shares    Shares
 ----                                ------------ --------- --------- ---------
 Alan J. Noia.......................  2001-2003     6,226    10,376    20,752
  Chief Executive Officer
 Michael E Morrell..................  2001-2003     1,942     3,321     6,641
  Senior Vice President
 Jay S. Pifer.......................  2001-2003     1,868     3,113     6,226
  Senior Vice President
 Richard J. Gagliardi...............  2001-2003     1,494     2,491     4,981
  Vice President
 Thomas K. Henderson................  2001-2003     1,494     2,491     4,981
  Vice President and General Counsel

   The named executives were awarded the above number of performance shares for Cycle VIII. Such number of shares are only targets. As described below, no payouts will be made unless certain criteria are met. Each executive's 2001-2003 target long-term incentive opportunity was converted into performance shares equal to an equivalent number of shares of the Company's common stock based on the price of such stock on December 31, 2000. At the end of this three-year performance period, the performance shares attributed to the calculated award will be valued based on the price of the Company's common stock on December 31, 2003, and will reflect dividends that would have been paid on such stock during the performance period as if they were reinvested on the date paid. If an executive retires, dies or otherwise leaves the employment of the Company prior to the end of the three-year period, the executive may still receive an award based on the number of months worked during the period. The final value of an executive's account, if any, will be paid to the executive in early 2004.

   The actual payout of an executive's award may range from 0 to 200% of the target amount, before dividend reinvestment. The payout is based upon stockholder performance versus the peer group. The stockholder rating is then compared to a pre-established percentile ranking chart to determine the payout percentage of target. A ranking below 30% results in a 0% payout. The minimum payout begins at the 30% ranking, which results in a payout of 60% of target, ranging up to a payout of 200% of target if there is a 90% or higher ranking.

RETIREMENT PLAN

   The Company maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401 (a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted. In addition, executive officers and other senior managers participate in a supplemental executive retirement plan (SERP).

   Pursuant to the SERP, senior executives of Allegheny companies who retire at age 60 or over with 40 or more years of service are entitled to a supplemental retirement benefit in an amount that, together with the benefits under the basic plan and from other employment, will equal 60% of the executive's highest average monthly earnings for any 36 consecutive months. Beginning January 1, 1999, the earnings include 100% of the award actually paid under the Annual Incentive Plan. The supplemental benefit is reduced for less than 40 years of service and for retirement age from 60 to 55. It is included in the amounts shown where applicable. To provide funds to pay such benefits, beginning January 1, 1993 the Company purchased insurance on some of the lives of the participants in the SERP. If the assumptions made as to mortality experience, policy dividends, and other factors are realized, the Company will recover all premium payments, plus a factor for the use of the Company's money. The portion of the premiums for this insurance required to be deemed "compensation" by the Securities and Exchange Commission is included in the "All Other Compensation" column on page 24 of this proxy statement. All executive officers are participants in the SERP. It also provides for use of Average Compensation in excess of Code maximums.

   The following table shows estimated maximum annual benefits payable to participants in the SERP following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation (defined as 12 times the highest average monthly earnings and other salary payments actually earned, whether or not payment is deferred, for any 36 consecutive months), retirement at age 65 and without consideration of any effect of various options which may be elected prior to retirement. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or any other offset amounts.

                              PENSION PLAN TABLE


                                       Years of Credited Service
                         -----------------------------------------------------
 Average Compensation(a) 15 Years 20 Years 25 Years 30 Years 35 Years 40 Years
 ----------------------- -------- -------- -------- -------- -------- --------
       $  200,000....... $ 60,000 $ 80,000 $100,000 $110,000 $115,000 $120,000
          300,000.......   90,000  120,000  150,000  165,000  172,500  180,000
          400,000.......  120,000  160,000  200,000  220,000  230,000  240,000
          500,000.......  150,000  200,000  250,000  275,000  287,500  300,000
          600,000.......  180,000  240,000  300,000  330,000  345,000  360,000
          700,000.......  210,000  280,000  350,000  385,000  402,500  420,000
          800,000.......  240,000  320,000  400,000  440,000  460,000  480,000
          900,000.......  270,000  360,000  450,000  495,000  517,500  540,000
        1,000,000.......  300,000  400,000  500,000  550,000  575,000  600,000
        1,100,000.......  330,000  440,000  550,000  605,000  632,500  660,000
        1,200,000.......  360,000  480,000  600,000  660,000  690,000  720,000

--------
(a) The earnings of Messrs. Noia, Pifer, Gagliardi, Morrell and Henderson covered by the plan correspond substantially to such amounts shown for them in the annual compensation table. As of December 31, 2001, they had accrued 32, 38, 23, 5, and 33 years of credited service, respectively, under the Retirement Plan. Pursuant to an agreement with Mr. Morrell, at the end of ten years of employment with the Company, Mr. Morrell will be credited with an additional eight years of service.

Change in Control Contracts

   The Company has entered into Change in Control contracts with the named and certain other executive officers (Agreements). Each Agreement sets forth (i) the severance benefits that will be provided to the employee in the event the employee is terminated subsequent to a Change in Control of the Company (as defined in the Agreements) and (ii) the employee's obligation to continue his employment after the occurrence of certain circumstances that could lead to a Change in Control. The Agreements provide generally that if there is a Change in Control, unless employment is terminated by the Company for Cause, Disability, or Retirement or by the employee for other than Good Reason (each as defined in the Agreements), severance benefits payable to the employee will consist of a cash payment equal to 2.99 times the employee's base annual salary and target short-term incentive together with the Company maintaining existing benefits for the employee and the employee's dependents for a period of three years. Each Agreement expired on December 31, 2001, but is automatically extended for one-year periods thereafter unless either the Company or the employee gives notice otherwise. Notwithstanding the delivery of such notice, the Agreements will continue in effect for 36 months after a Change in Control.

Employment Contracts

   The officers named in the Summary Compensation Table and certain other executive officers have employment contracts that provide for a two-year initial term, with a one-year renewal provision. The agreements provide for specified levels of severance protection based on the reason for termination, irrespective of the remaining term of the agreements. The agreements provide that base salary will not be reduced and the officers will remain eligible for participation in Allegheny's executive compensation and benefit plans during the term of the agreements.

PERFORMANCE GRAPH

   The graph set forth below compares the Company's cumulative total stockholder return on its Common Stock with the Dow Jones U.S. Electric Utilities Index and the Standard & Poor's 500 Index at each December 31 during the period beginning December 31, 1996 and ending December 31, 2001. The graph assumes the investment of $100 in each on December 31, 1996 and the reinvestment of all dividends.



                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
               AMONG ALLEGHENY ENERGY, INC., THE S & P 500 INDEX
                AND THE DOW JONES U.S. ELECTRIC UTILITIES INDEX

                                     [CHART]


                                                                  Cumulative Total Return
                                      -----------------------------------------------------------------------------------
                                      12/31/96       12/31/97       12/31/98       12/31/99       12/31/00       12/31/01
                                      --------       --------       --------       --------       --------       --------

ALLEGHENY ENERGY, INC.                 100.00         113.55         127.58         105.22         198.55         155.36
S & P 500                              100.00         133.36         171.47         207.56         188.66         166.24
DOW JONES U.S. ELECTRIC UTILITIES      100.00         128.98         148.22         126.42         200.05         158.79

* $100 INVESTED ON 12/31/96 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

Copyright (c) 2002. Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The table below shows the number of shares of Common Stock that are beneficially owned, directly or indirectly, by each director and each named executive officer of the Company, and by all directors and executive officers of the Company as a group as of March 15, 2002. To the best of the knowledge of the Company, there is no person who is a beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                        Shares of
                                                        A.E., Inc.    Percent
Name                                                   Common Stock   of Class
----                                                   ------------ ------------
Eleanor Baum..........................................     4,262    .05% or less
Lewis B. Campbell.....................................     2,181         "
Richard J. Gagliardi..................................    24,442
Thomas K. Henderson...................................    19,956
James J. Hoecker......................................       175         "
Wendell F. Holland....................................     2,781         "
Ted J. Kleisner ......................................       175         "
Frank A. Metz, Jr.....................................     5,465         "
Michael P. Morrell....................................    26,616         "
Alan J. Noia..........................................    78,630        .06%
Jay S. Pifer..........................................    33,823    .05% or less
Steven H. Rice........................................     5,754         "
Gunnar E. Sarsten.....................................     8,262         "
All directors and executive officers of the Company as
 a group (18 persons).................................   230,411    .19% or less

--------
* Excludes the outside directors' accounts in the Deferred Stock Unit Plan which, on March 1, 2002 were valued at the number of shares shown: Baum, 5,079; Campbell, 704; Hoecker, 358; Holland, 2,889; Kleisner, 354; Metz, 5,391; Rice, 3,693 and Sarsten, 4,726.

   As of February 28, 2002, shares of Common Stock owned by employees as part of the Company's 401(k) plan totaled approximately 6,228,849 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Mr. Kleisner filed his initial Form 3 approximately three days late in October 2001. Former Director Robert M. Aquilina filed his initial Form 3 approximately 20 days late in October 2001. Form 4s were filed in August 2001 to report grants of stock options inadvertently omitted from earlier reports for Mrs. Baum and Messrs. Campbell, Holland, Metz, Noia, Rice, Sarsten, Gagliardi, Morrell, Pifer and Henderson, and for Mr. Paul M. Barbas (Vice President), Mr. Regis F. Binder (Vice President and Treasurer), Ms. Marleen L. Brooks (Secretary), Mr. Thomas K. Henderson (Vice President and General Counsel), Mr. Thomas J. Kloc (Vice President and Controller), Mrs. Victoria V. Schaff (Vice President--deceased March 8, 2002), and Mr. Bruce E. Walenczyk (Senior Vice President and Chief Financial Officer).

OTHER MATTERS

   The Board of Directors is not aware of any other matters which may come before the meeting, except that a stockholder has indicated to the Company that he intends to present proposals at the meeting requiring that Company auditors not perform any work for the Company in addition to auditing and that the Company name annually directors who have "philanthropic links" to the Company and the latest annual sum. The persons named in the proxy intend to vote against any such proposals that may be presented. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their discretion.

   The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees of the Company and its subsidiaries personally, by telephone or other means, and the Company may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals.

   It is important that proxies be returned promptly. Stockholders are, therefore, urged to mark, date, sign and return the proxy immediately, or to vote by means of the telephone or via the Internet, as described in the proxy card. No postage need be affixed if mailed in the enclosed envelope in the United States.

ADVANCE NOTICE PROCEDURES

   Under the Company's By-Laws, at any Annual Meeting of Shareholders, proposals made by shareholders and nominations for election as directors made by shareholders will be considered only if advance notice has been given and such proposals or nominations are otherwise proper for consideration under applicable law and the Company's Charter and By-Laws. Notice of any proposal to be presented by any shareholder or of the name of any person to be nominated by any shareholder for election as a director of the Company at any meeting of shareholders must be delivered to the Secretary of the Company at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

DEADLINE FOR SHAREHOLDER PROPOSALS

   The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the next Annual Meeting is December 9, 2002.



  Please mark, date, sign and return the enclosed proxy immediately. No postage is necessary if mailed in the enclosed envelope in the United States. Please note, in the alternative you can vote by telephone or via the Internet.

PROXY
                          [Logo] Allegheny Energy, Inc.
                              10435 DOWNSVILLE PIKE
                           HAGERSTOWN, MARYLAND 21740
                 PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS
                  Solicited on behalf of the Board of Directors

The undersigned stockholder of Allegheny Energy, Inc., a Maryland corporation (the "Company"), here-by appoints Alan J. Noia, Thomas K. Henderson and Marleen
L. Brooks, and each of them, as Proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at The Waldorf=Astoria, 301 Park Avenue, New York, New York, on May 9, 2002 at 9:30 a.m., New York time, and at the meeting and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all power possessed by the undersigned as if personally present at the meeting and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

When properly executed returned, this proxy will be voted as specified by the undersigned stockholder. If no voting specification is made, this proxy will be voted "FOR the nominees" in item 1 and "FOR" item 2 and "AGAINST" items 3 through 9. Further, on any other shareholder proposals properly presented involving procedural or ministerial issues relating to items 3 through 9 or similar matters, this proxy will be voted in accordance with proxy holders' discretion.

This Proxy is Continued on the Reverse Side

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                          VOTE BY TELEPHONE OR INTERNET
                          QUICK *** EASY *** IMMEDIATE
       YOUR VOTE IS IMPORTANT! -- YOU CAN PROXY VOTE IN ONE OF THREE WAYS:
 1. TO VOTE BY PHONE: Call toll-free 1-800-435-6710 on a touch tone telephone
                          24 hours a day-7 days a week
    There is NO CHARGE to you for this call. -- Have your proxy card in hand.
                  You will be asked to enter a Control Number,
    which is located in the box in the lower right hand corner of this form
--------------------------------------------------------------------------------
OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1
--------------------------------------------------------------------------------
                    When asked, please confirm by Pressing 1.
--------------------------------------------------------------------------------
      OPTION 2: If you choose to vote on each proposal separately, press 0.
                        You will hear these instructions:
--------------------------------------------------------------------------------
                 Proposal 1 - To vote FOR ALL nominees, press 1;
                      to WITHHOLD FOR ALL nominees, press 9
  To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions
     Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
                    When asked, please confirm by Pressing 1.
           The instructions are the same for all remaining proposals.
                                       or
      2. VOTE BY INTERNET: Follow the instructions at our Website Address:
                            http://www.eproxy.com/aye
                                       or
 3. VOTE BY PROXY CARD: Mark, sign and date your proxy card and return promptly in the enclosed envelope.
                   NOTE: If you vote by internet or telephone,
                 THERE IS NO NEED TO MAIL BACK your Proxy Card.
                              THANK YOU FOR VOTING.

                                                               Please mark
                                                               your votes as [X]
                                                               indicated in
                                                               this example


                                                      10435 Downsville Pike
                                                      Hagerstown, Maryland 21740
[Logo] Allegheny Energy, Inc.

The Board of Directors recommends a vote "FOR all nominees" in Item 1.
Item 1 - Election of the following nominees as Directors:                            FOR                WITHHOLD
         01 Frank A. Metz, Jr., 02 Alan J. Noia, 03 Steven H. Rice                   all                for all
                                                                                   nominees             nominees
To withhold authority to vote for any nominee, write the name on the line below
_____________________________________________                                        [ ]                   [ ]
                                                                                     FOR      AGAINST    ABSTAIN
The Board of Directors recommends a vote "FOR" in Item 2.
Item 2 - Approval of appointment of PricewaterhouseCoopers LLP as indepen-           [ ]        [ ]        [ ]
dent accountants.                                                                    FOR      AGAINST    ABSTAIN

The Board of Directors recommends a vote "AGAINST" in Item 3.                        [ ]        [ ]        [ ]
Item 3 - Shareholder proposal regarding "poison pills."

The Board of Directors recommends a vote "AGAINST"
in Item 4.                                                               FOR       AGAINST    ABSTAIN
Item 4 - Shareholder proposal regarding "global warning."                [ ]         [ ]        [ ]

The Board of Directors recommends a vote "AGAINST"
in Item 5.                                                               FOR       AGAINST    ABSTAIN
Item 5 - Shareholder proposal regarding "audit services."                [ ]         [ ]        [ ]

The Board of Directors recommends a vote "AGAINST"
in Item 6.                                                               FOR       AGAINST    ABSTAIN
Item 6 - Shareholder proposal regarding "reincorporation."               [ ]         [ ]        [ ]

The Board of Directors recommends a vote "AGAINST"
in Item 7.
Item 7 - Shareholder proposal regarding "EEOC                            FOR       AGAINST    ABSTAIN
         Information."                                                   [ ]         [ ]        [ ]

                            The Board of Directors recommends
                            a vote "AGAINST" in Item 8.
                            Item 8 - Shareholder proposal                FOR       AGAINST    ABSTAIN
                                     regarding "golden                   [ ]         [ ]        [ ]
                                     parachutes."

                            The Board of Directors recommends            FOR       AGAINST    ABSTAIN
                            a vote "AGAINST" in Item 9.                  [ ]         [ ]        [ ]
                            Item 9 - Shareholder proposal
                                     regarding "annual election
                                     of directors."

                                                                            Will attend meeting [ ]

Signature(s) _________________________________________________________________________ Date ______________________ , 2002
(Please sign your name(s) exactly as shown above).

----------------------------------------------------------------------------------------------------------------------------
                                                  FOLD AND DETACH HERE

                                                 YOUR VOTE IS IMPORTANT!
                             You can authorize the proxies to cast your votes and otherwise represent you at the Annual Meeting in one of three ways:

             1. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
                                                           or
             2. Call toll free 1-800-435-6710 on a Touch Tone telephone and follow the instructions on the reverse side.
                                          There is NO CHARGE to you for this call.
                                                           or
             3. Visit our Internet Address: http://www.eproxy.com/aye and follow the instructions.
                                                       PLEASE VOTE

----------------------------------------------------------------------------------------------------------------------------
                                                  FOLD AND DETACH HERE


                   NO ONE ADMITTED WITHOUT A TICKET             Thursday, May 9, 2002
                                                                      9:30 a.m.
                                                                 The Waldorf=Astoria
                         Admission Ticket                           Basildon Room
                      ALLEGHENY ENERGY, INC.                     New York, New York
              2002 Annual Meeting of Stockholders